Exhibit 10(f)

AMENDMENT TO THE ENERGY FUTURE HOLDINGS CORP. 2005

EXECUTIVE SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

THIS AMENDMENT to the Energy Future Holdings Corp. 2005 Executive Severance Plan and Summary Plan Description (the “Plan”), originally effective as of May 20, 2005, is made by Energy Future Holdings Corp. (the “Company”) this 10th day of December 2010, to be effective as of January 1, 2009.

WITNESSETH:

WHEREAS, the Company desires to amend the Plan to clarify the applicability of the exemption from Section 409A of the Internal Revenue Code of 1986, as amended for certain separation pay plans and, where necessary, to comply with Code Section 409A and the regulations and other guidance promulgated thereunder; and

WHEREAS, the Company has the sole discretion to change, modify, alter or amend the Plan at any time;

NOW, THEREFORE, in consideration of the premises contained herein, the Company shall amend the Plan as follows, effective as of January 1, 2009.

1. The Section entitled “Eligibility to Participate In the Plan” shall be amended by adding the following questions and answers to the end to read as follows:

“-	When will I be treated as having terminated employment under this Executive Severance Plan?

For purposes of this Executive Severance Plan, you are treated as having experienced a termination of employment on the date on which you and the Company reasonably anticipate that you will perform no further services for the Company or any affiliate of the Company.

-	What is Section 409A of the Internal Revenue Code and when will it apply to my benefits under this Executive Severance Plan?

Section 409A of the Code governs benefits that constitute a “deferral of compensation” under a nonqualified deferred compensation plan, as described thereunder. For benefits subject to Code Section 409A, the Executive Severance Plan must be designed and operated in accordance with the requirements of Code Section 409A. In the event that all or any portion of the benefits under this Executive Severance Plan do not satisfy the requirements of Code Section 409A, either in form or operation, you may be required to pay an excise tax.

To the extent that any portion of this Executive Severance Plan does not constitute a separation pay plan exempt from the requirements of Code Section 409A, and an ambiguity exists with respect to any benefit under this Executive Severance Plan, the Company will interpret the Executive Severance Plan in such manner as it, in its sole and absolute discretion, deems necessary to comply with the requirements of Section 409A of the Code.”

2. The introductory sentence to the first question and answer of the Section entitled “Benefits Available Under this Executive Severance Plan”, is hereby amended in its entirety to read as follows:

“Subject to the Company’s timely receipt of an executed Agreement and Release, a Participant under this Executive Severance Plan will receive the following benefits:”

3. Paragraph 1 of the first question and answer of the Section entitled “Benefits Available Under this Executive Severance Plan”, is hereby amended in its entirety to read as follows:

“1.	Severance Payment

Participants in this Executive Severance Plan will receive a one-time lump sum cash severance payment in an amount equal to: (i) a multiple of the Participant’s annualized base salary, such multiple to be based on the Participant’s position with the Company immediately prior to the termination as set forth in the following chart plus (ii) the Participant’s target annual incentive award for the year of the termination, prorated for the portion of the year prior to such termination.

Position	Multiple of Base Salary

Chief Executive Officer	3x

Member of Senior Leadership Team	2x

Member of Leadership Team	1x

The severance payment will be made within the 90-day period following the Participant’s termination of employment; provided that if the 90-day period begins in one taxable year of the Participant and ends in a subsequent taxable year of the Participant, such payment shall be made in the subsequent taxable year. Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Code Section 409A, the severance payment will, to the extent required under Code Section 409A, be made on the first business day following the expiration of six months from the date of Participant’s termination of employment.

The severance payment will be subject to all applicable tax withholdings and will also be reduced by the amount of any obligations which the Participant owes to the Company. Such obligations may include, but are not limited to, some or all of the following:

(1)	The entire balance, if any, owed under the Company’s appliance purchase plan, energy conservation program or employee relocation plan; and

(2)	Any amounts owed on Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company should be reimbursed.”

4. Paragraph 2 of the first question and answer of the Section entitled “Benefits Available Under this Executive Severance Plan”, is hereby amended in its entirety to read as follows:

“2.	Health Care Benefits

Participants who, under the terms and conditions of the applicable health care plans covering them immediately prior to their severance, are eligible for retiree health care coverage will be able to participate in, and receive, such retiree health care coverage subject to the terms and conditions of the relevant health care plan documents as they may be amended (or terminated) from time to time. Participants who are not eligible for, or who do not choose coverage under, the Company’s retiree health care coverage, will be eligible for continued health care coverage in accordance with applicable law. The required contribution by the Participant for such continued coverage for the period set forth in the following chart will be the applicable employee rate, unless and until the Participant becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA rate for such benefit. The period of continued health care coverage provided for herein shall run concurrently with the Participant’s available COBRA coverage period.

Position	Period of Subsidized Premium for Health Care Coverage

Chief Executive Officer	18 months

Member of Senior Leadership Team	18 months

Member of Leadership Team	1 year

If a Participant who is the Chief Executive Officer or a member of the Senior Leadership Team is covered under the Company’s health care plans through the end of such eighteen (18) month period, then such Participant shall receive an additional payment, on the last day of such eighteen (18) month period, in an amount equal to the monthly cost of such coverage (determined as of such date) for the period provided in the following table:

Position	Period of Subsidized Premium for Health Care Coverage

Chief Executive Officer	18 months

Member of Senior Leadership Team	6 months

Such payment shall be made in a lump sum.”

5. Paragraph 7 of the first question and answer of the Section entitled “Benefits Available Under this Executive Severance Plan”, is hereby added to read as follows:

“7. Administrative Delay in Payment. Benefits under this Executive Severance Plan shall be paid on the date specified hereunder; provided that, in the case of administrative necessity, the payment of such benefits may be delayed up to the last day of the calendar year in which payment would otherwise be made or, if later, the 15th day of the third calendar month following the date on which payment would otherwise be made.”

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising an Amendment to the Energy Future Holdings Corp. Executive Severance Plan, Energy Future Holdings Corp. has caused these presents to be duly executed in its name and on its behalf this 20th day of December, 2010.

By:	/s/ RICHARD LANDY
Richard Landy
Executive Vice President, Human Resources